Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First St.	July 3, 2018
San Jose, CA 95112

Contact: Yvonne Kingman (310) 257-1434	For Immediate Release

California Water Service Group Files Proposal to Invest $828.5 Million
in its California Water Systems Between 2019 and 2021

SAN JOSE, Calif. — As part of its commitment to provide a reliable supply of high-quality water to the communities it serves, California Water Service (Cal Water)—the largest subsidiary of California Water Service Group (NYSE: CWT)—yesterday submitted infrastructure improvement plans in all of its California districts for years 2019-2021 in its General Rate Case (GRC) filing with the California Public Utilities Commission (Commission). The Commission will evaluate the infrastructure improvement plans along with operating budgets to establish water rates that reflect the actual cost of service.

More than half of Cal Water’s proposed $828.5 million of infrastructure improvements relate to its transmission and distribution pipeline replacement program, and all are necessary to enhance reliability, augment water supply, and upgrade aging water system infrastructure, according to President and CEO Martin A. Kropelnicki. The plans also reflect the utility’s aggressive cost-control measures to reduce operating and administrative costs.

“Since our founding in 1926, we have focused on being a good steward of the environment and prudently investing in our water systems. This enables us to continue delivering a safe, reliable, and high-quality water supply for both our customers’ everyday needs and sufficient for emergency response by firefighters and other first responders,” Kropelnicki said. “Our triennial infrastructure improvement plan submission, the key element of our California GRC, is scrutinized by an independent state agency before it determines our approved projects and rates, and allows us to fulfill our promise to provide quality, service, and value.”

The required filing begins an approximately 18-month review process, with any changes in customer rates expected to become effective in 2020. Cal Water has proposed to the Commission to increase revenues by $51.0 million, or 7.7%, in 2020; $29.8 million, or 4.2%, in 2021; and $31.4 million, or 4.2%, in 2022 as compared to the last authorized revenue. In 75% of Cal Water’s service areas, the utility is proposing infrastructure improvements that will cost the typical residential customer less than $5 per month, and in 90% of service areas, the proposed increase is less than $6 per month.

“We are committed to doing everything we can to maintain affordability while delivering the safe and reliable service our customers and firefighters need,” Kropelnicki said.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies employ 1,176 people who provide regulated and non-regulated water service to more than 100 California, Washington, New Mexico, and Hawaii communities. The company’s common stock trades on the New York Stock Exchange under the symbol “CWT.” More information is available at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

###